Exhibit 5.1

Troutman Pepper Hamilton Sanders LLP 301 S College Street, Suite 3400 Charlotte, NC 28202 troutman.com

September 27, 2024

Fortress Biotech, Inc. 1111 Kane Concourse, Suite 301 Bay Harbor Islands, FL 33154

Re:	Securities Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Fortress Biotech, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-1 (the “Registration Statement”), including the prospectus that is part of the Registration Statement (the “Prospectus”), filed on the date hereof, with the U.S. Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of the resale by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of up to an aggregate of (i) 5,426,427 shares (the “Warrant Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable upon the exercise of warrants issued to the Selling Stockholders and (ii) 763,359 shares of Common Stock (the “Chairman Shares” together with the Warrant Shares, the “Shares”) that were issued to Lindsay A. Rosenwald, M.D., the Chairman, President and Chief Executive Officer of the Company (the “Chairman”), in connection with a private placement transaction, which Shares may be sold from time to time by the Selling Stockholders.

This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-1 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Registration Statement.

The Shares are described in the Registration Statement. The Warrant Shares are issuable (i) upon exercise of the warrants granted to Oaktree Fund Administration, LLC (“Oaktree”) and certain of its affiliates (the “2024 Warrants”), pursuant to the senior secured credit agreement dated as of July 25, 2024 by and between the Company, Oaktree, as administrative agent, and the lenders from time to time party thereto; (ii) upon exercise of the warrants granted to certain of the Selling Stockholders (the “2020 Warrants”) pursuant to the senior secured credit agreement dated as of August 27, 2020 by and between the Company, Oaktree, as administrative agent, and the lenders from time to time party thereto; (iii) upon exercise of the warrants granted to certain affiliates of Harley Capital, LLC (the “Harley Warrants”) pursuant to the terms of the letter agreement dated December 8, 2022, by and among Harley Capital, LLC, Urica Therapeutics, Inc., a controlled subsidiary of the Company, and the Company; and (iv) upon exercise of the warrants sold to certain Selling Stockholders (the “PIPE Warrants” collectively with the 2024 Warrants, the 2020 Warrants and the Harley Warrants, the “Warrants”) pursuant to the terms of certain purchase agreements, each dated September 19, 2024 (the “PIPE Purchase Agreements” and each a “PIPE Purchase Agreement”). The Chairman Shares were issued to the Chairman pursuant to a PIPE Purchase Agreement.

Fortress Biotech, Inc. September 27, 2024 Page 2

In connection with this opinion, we have reviewed the corporate proceedings taken by the Company with respect to the issue and sale, and registration of the resale of, the Shares. We have also examined and relied upon originals or copies of such corporate records, documents, agreements or other instruments of the Company, and such certificates and records of public officials, and such other documents, as we have deemed necessary or appropriate in connection herewith, including, but not limited to, the Company’s Amended and Restated Certificate of Incorporation, the Company’s Fourth Amended and Restated Bylaws, the 2024 Warrants, the 2020 Warrants, the Harley Warrants, the PIPE Warrants and the PIPE Purchase Agreement with the Chairman pursuant to which the Chairman Shares were issued. As to all matters of fact (including, without limitation, factual conclusions and characterizations and descriptions of purpose, intention or other state of mind) we have relied entirely upon a certificate of an officer of the Company, and have assumed, without independent inquiry, the accuracy of that certificate.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on the original documents; the legal capacity of all natural persons; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as certified or photocopies; the accuracy and completeness of all documents and records reviewed by us; the accuracy, completeness and authenticity of certificates issued by any governmental official, office or agency and the absence of change in the information contained therein from the effective date of any such certificate; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents, except that we make no such assumption with respect to the Company.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We are not opining as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to matters of municipal law or the laws of any local agencies within any states (including “blue sky” or other state securities laws).

Based upon the foregoing, we are of the opinion that, as of the date hereof, (i) the Chairman Shares have been duly authorized and validly issued and are fully paid and non-assessable and (ii) the Warrant Shares, when issued and delivered upon exercise of the Warrants against payment of the exercise price therefor, will be validly issued, fully paid and non-assessable.

Fortress Biotech, Inc. September 27, 2024 Page 3

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the filing of this opinion as a part of the Registration Statement and to the reference of our firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. Except as otherwise set forth herein, this opinion may not be used, circulated, quoted or otherwise referred to for any purpose or relied upon by any other person without the express written permission of this firm.

Very truly yours,

/s/ Troutman Pepper Hamilton Sanders LLP
Troutman Pepper Hamilton Sanders LLP